                                                                  EXHIBIT (a)(5)

        LETTER TO CLIENTS FOR USE BY BROKERS, DEALERS, COMMERCIAL BANKS,
                       TRUST COMPANIES AND OTHER NOMINEES

                                 Exhibit (a)(5)

                          OFFER TO PURCHASE FOR CASH
                       13,933,000 SHARES OF COMMON STOCK
                                      OF
                                OHM CORPORATION
                                      AT
                             $11.50 NET PER SHARE
                                      BY
                                 IT-OHIO, INC.
                           A WHOLLY-OWNED SUBSIDIARY
                                      OF
                     INTERNATIONAL TECHNOLOGY CORPORATION

 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 17, 1998, UNLESS THE OFFER IS EXTENDED.

                                                               January 16, 1998

To Our Clients:

  Enclosed for your consideration is an Offer to Purchase dated January 16, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer") relating to an offer by IT-Ohio, Inc., an Ohio corporation ("Purchaser"), which is a newly formed, wholly owned subsidiary of International Technology Corporation, a Delaware corporation ("Parent"), to purchase 13,933,000 shares of common stock, par value $0.10 per share (the "Shares"), of OHM Corporation, an Ohio corporation (the "Company"), at a purchase price of $11.50 per Share (the "Offer Price"), net to each tendering shareholder in cash, upon the terms and subject to the conditions set forth in the Offer. We are the holder of record of Shares held by us for your account. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares. A tender of Shares can be made only by us as the holder of record of your Shares and pursuant to your instructions.

  We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

  Your attention is directed to the following:

    1. The Offer Price is $11.50 per Share, net to each tendering shareholder in cash, without interest thereon, on the terms and subject to the conditions of the Offer.

    2. The Offer is being made for 13,933,000 Shares.

    3. The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of January 15, 1998 (the "Merger Agreement"), by and among the Company, Purchaser and Parent. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser, and further provides that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or, if permissible, waiver of certain other conditions, Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation after the Merger.

    At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares held by Parent, Purchaser or any other subsidiary of Parent or held in the treasury of the Company or by any subsidiary of the Company, which will be cancelled and retired without any payment with respect thereto, or Shares (the "Dissenting Shares") with respect to which the holder properly exercises such holder's dissenters' rights under all of the relevant provisions of Sections 1701.84 et seq. ("Section 1701.84") of the Ohio General Corporation Law ("OGCL") (collectively, the "Excluded Shares")) will be cancelled and converted automatically into the right to receive (i) 1.394 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, par value $0.01, of Parent (the "Parent

                               Exhibit (a)(5)-1

  Common Stock"); provided, however, that if the aggregate number of Shares accepted for payment and paid for pursuant to the Offer and purchased from Waste Management, Inc., a Delaware corporation ("WMX") pursuant to the Repurchase Agreement (as defined in the Offer to Purchase) is less than 19,168,381 Shares (the "Cash Share Number") (the number of Shares so paid for and purchased being referred to herein as the "Purchased Share Number") then the Exchange Ratio shall be adjusted (the "Adjusted Exchange Ratio") to be equal to the product obtained by multiplying the Exchange Ratio by a fraction, (A) the numerator of which is equal to (x) the number of Shares issued and outstanding immediately prior to the Effective Time (excluding Excluded Shares other than Dissenting Shares) (the "Final Outstanding Number") plus (y) the Purchased Share Number minus (z) the Cash Share Number and (B) the denominator of which is the Final Outstanding Number and
  (ii) if the Exchange Ratio has been adjusted pursuant to the immediately preceding proviso, an amount in cash equal to a fraction, (A) the numerator of which is the product of $11.50 and the amount by which the Cash Share Number exceeds the Purchased Share Number and (B) the denominator of which is the Final Outstanding Number. The foregoing shall be referred to collectively as the "Merger Consideration."

    At the Effective Time, all Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist (in the case of Excluded Shares other than the Dissenting Shares (each as defined in the Offer to Purchase), without the payment of any consideration therefor), and each certificate formerly representing any of such Shares, other than Excluded Shares, shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive cash in lieu of fractional shares and any distribution or dividends pursuant to the Merger Agreement.

    If more than 13,933,000 Shares are validly tendered prior to the Expiration Date and not withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for the Shares purchased in the Offer on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not withdrawn by each tendering shareholder. If proration is required, Purchaser would not expect to announce the final results of the proration until approximately seven New York Stock Exchange, Inc. ("NYSE") trading days after the Expiration Date. Tendering shareholders will not receive Shares accepted for payment pursuant to the Offer until the final proration factor is known.

    4. The Company's Board of Directors has unanimously determined that the transactions contemplated by the Merger Agreement, including, without limitation, the Offer and the Merger, are fair to and in the best interests of the Company and its shareholders and has unanimously approved and adopted the Merger Agreement and the Offer, the Merger and the transactions contemplated by the Merger Agreement. Accordingly, the Company's Board unanimously recommends that the Company's shareholders accept the Offer and tender their shares thereunder.

    BT Alex Brown Incorporated ("BT Alex Brown"), financial advisor to the Company, has delivered a written opinion to the Company's Board of Directors, dated January 14, 1998 (the "Opinion"), to the effect that, as of that date, the consideration to be received by the shareholders of the Company pursuant to the Merger Agreement is fair from a financial point of view to such shareholders. The full text of the Opinion is contained in the Company's solicitation/recommendation statement on Schedule 14D-9 filed with the Securities and Exchange Commission in connection with the Offer. Shareholders are urged to read such opinion carefully and in its entirety for assumptions made, matters considered and limits of the review of BT Alex Brown.

    5. The Offer, proration period and withdrawal rights will expire at 9:00 A.M., New York time, on Tuesday, February 17, 1998, unless extended.

    6. The Offer is conditioned upon, among other things, there being validly tendered by the expiration date and not withdrawn at least 13,933,000 Shares. The Offer is also subject to, among other things, the satisfaction or waiver of certain conditions to the obligations of Parent and Purchaser to consummate the Offer, including receipt by Purchaser and the Company of certain governmental and regulatory approvals.

                               Exhibit (a)(5)-2

    7. Shareholders who tender Shares will not be obligated to pay brokerage commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.

  If you wish to have us tender any or all of your Shares, please complete, sign and return the form set forth on the reverse side of this letter. Your instructions to us should be forwarded in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

                     INSTRUCTIONS WITH RESPECT TO THE OFFER
             TO PURCHASE FOR CASH 13,933,000 SHARES OF COMMON STOCK
                                       OF
                                OHM CORPORATION
                                       BY
                                 IT-OHIO, INC.
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF
                      INTERNATIONAL TECHNOLOGY CORPORATION

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase of IT-Ohio, Inc., an Ohio corporation ("Purchaser"), which is a newly formed, wholly owned subsidiary of International Technology Corporation, a Delaware corporation ("Parent"), dated January 16, 1998 and the related Letter of Transmittal relating to shares of common stock, par value $0.10 per share (the "Shares"), of OHM Corporation, an Ohio corporation (the "Company").

  This will instruct you to tender to Purchaser the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.


   NUMBER OF SHARES TO BE TENDERED:                    SIGN HERE


                SHARES*

                                         _____________________________________
                                         _____________________________________
                                                     SIGNATURE(S)

                                         _____________________________________
                                         _____________________________________
                                         PLEASE PRINT NAME(S) AND ADDRESS(ES)
                                                         HERE

 ACCOUNT NUMBER: _____________________

 DATED: _______________________ , 1997   _____________________________________
                                              TAX IDENTIFICATION OR SOCIAL
                                                    SECURITY NUMBER


 * Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.



                                Exhibit (a)(5)-3